SCHEDULE 4.1 (h)

Attached to and made a part of that certain Asset Purchase and Sale Agreement dated October __, 2011, between Shoreline Southeast LLC and Shoreline Offshore LLC, as Seller,

and North American Energy Resources Inc., as Buyer.

LITIGATION AND CLAIMS

1) Helen Hunter Thomas #1 Well, Roanoke Prospect, Roanoke Field, Jefferson Davis Parish, Louisiana.

A. Kerr McGee Oil & Gas Co. v. McGowan Working Partners; Docket No. C-42-05; 31st Judicial District Court, Jefferson Davis Parish, Louisiana.

Description: Suit was brought to settle a royalty dispute involving the Helen Hunter Thomas #1 Well, Jefferson Davis Parish, Louisiana. Upon filing suit to determine royalty ownership, Kerr McGee began depositing disputed royalties into the registry of the court.

2) Bel Mineral #22-1 Well, Topsy Field, Jefferson Davis Parish, Louisiana.

A. Crimson Exploration Operating, Inc. v. Baal Minerals, Inc. and Bruiere Minerals Company; Docket No. C-2010-550, 33rd Judicial District Court, Allen Parish, Louisiana.

Description: A Concursus Suit was filed to settle a royalty dispute involving the Bel Mineral No. 22-1 Well for the time period of 1/1/07 – 12/31/07. Shoreline has been named a Third Party Defendant.

3) L. Douget #1 Well, Indian Village Field, Jefferson Davis Parish, Louisiana.

Description: A written demand letter dated September 13, 2011 from attorneys Allen & Gooch, Lafayette, Louisiana, representing Bruiere Minerals Company, claims mispayment of revenue attributable to its unleased mineral interest from the L. Douget #1 Well for the time period from July, 1999 to March of 2001. Allen & Gooch claim every operator in the chain of operators is responsible for mineral production payments.

4) L & H Partnership 8-1 Alt. Well, Barnes Creek Field, Allen Parish, Louisiana.

Description: A written demand letter dated September 9, 2011 from attorneys Allen & Gooch, Lafayette, Louisiana, representing Bruiere Minerals Company, claims mispayment of revenue attributable to its unleased mineral interest from the L & H Partnership 8-1 Alt. Well for the time period from September 1, 2005 to present. Allen & Gooch claim every operator in the chain of operators is responsible for mineral production payments.

5) Mary Cable Land Trust #26-1 Well, Indian Village Field, Jefferson Davis Parish, Louisiana.

Description: A written demand letter dated August 10, 2011 from attorneys Allen & Gooch, Lafayette, Louisiana, representing Bruiere Minerals Company, claims mispayment of revenue attributable to its unleased mineral interest from the Mary Cable Land Trust #26-1 Well for the time period from June, 2001 to November, 2004. Allen & Gooch claim every operator in the chain of operators is responsible for mineral production payments.